As filed with the Securities and Exchange Commission on November 23, 2016

Registration Nos. 333-204938, 333-211146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204938

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211146

UNDER THE SECURITIES ACT OF 1933

EndoChoice Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0886803
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11405 Old Roswell Road

Alpharetta, Georgia 30009

(Address of Principal Executive Offices and Zip Code)

EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan

EndoChoice Holdings, Inc. Employee Stock Purchase Plan

Peer Medical Ltd. 2010 Israeli Share Option Plan

Endochoice, Inc. 2007 Stock Incentive Plan

EndoChoice Holdings, Inc. Amended and Restated Employee Stock Purchase Plan

(Full title of the Plan)

Vance R. Brown

Vice President and Secretary

11405 Old Roswell Road

Alpharetta, Georgia 30009

(888) 683-3636

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Steven B. Stokdyk

Latham & Watkins LLP

355 South Grand Ave.

Los Angeles, CA 90071-1560

(213) 485-1234

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by EndoChoice Holdings, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (No. 333-204938), pertaining to the registration of an aggregate of 1,386,730 Shares, issuable under the EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan and the EndoChoice Holdings, Inc. Employee Stock Purchase Plan and an aggregate of 339,373 Shares issuable under the Peer Medical Ltd. 2010 Israeli Share Option Plan and the EndoChoice, Inc. 2007 Stock Incentive Plan, which was filed with the Commission on June 12, 2015.

•                  Registration Statement on Form S-8 (No. 333-211146), pertaining to the registration of an aggregate of 1,384,415 Shares issuable under the EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan and EndoChoice Holdings, Inc. Amended and Restated Employee Stock Purchase Plan, which was filed with the Commission on May 5, 2016.

On October 7, 2016, Falcon Merger Corp., a wholly-owned subsidiary of Boston Scientific Corporation, commenced a tender offer to acquire all outstanding shares of the Registrant at a purchase price of $8.00 per share, in cash, without interest, subject to any required withholding of taxes (the “Tender Offer”). The initial offering period of the Tender Offer expired one minute after 11:59 pm on November 4, 2016 and the subsequent offering period of the Tender Offer expired one minute after 11:59 pm on November 21, 2016. As of the expiration of the subsequent offering period, 24,663,262 Shares, representing approximately 94.564% of the outstanding Shares, were validly tendered pursuant to the Tender Offer and not properly withdrawn, including Shares tendered through Notices of Guarantee Delivery.

In connection with the Tender Offer, the offerings of the securities pursuant to the Registration Statements have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on November 23, 2016. The following person is signing these Post-Effective Amendments on behalf of the Registrant in reliance upon Rule 478 promulgated under the Securities Act of 1933.

EndoChoice Holdings, Inc.

By:	/s/ Mark R. Slicer
	Name:	Mark R. Slicer
	Title:	Vice President and Corporate Controller

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